Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Five Below, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated April 17, 2012, except as to note 10, which is as of May 23, 2012 and to note 1(x), which is as of July 17, 2012, with respect to the balance sheets of Five Below, Inc. as of January 29, 2011 and January 28, 2012, and the related statements of operations, changes in redeemable convertible preferred stock, convertible preferred stock and shareholders’ deficit, and cash flows for each of the fiscal years in the three-year period ended January 28, 2012 included in the Registration Statement on Form S-1 (No. 333-186043) and the related prospectus of Five Below, Inc. for the registration of its common stock and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 29, 2013